EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders

Acceptance Insurance Companies Inc. and Subsidiaries

We consent to the incorporation by reference in Registration Statements No. 33-68856, No. 33-53001, No. 33-57813, and No. 333-28749 on Form S-3 and in Registration Statements No. 33-91494, No. 33-91492, No. 33-07397, No. 33-67180 and No. 33-51441 on Form S-8 of Acceptance Insurance Companies Inc. and subsidiaries of our reports dated March 31, 2003 (which report expressed an unqualified opinion and includes an explanatory paragraph relating to a going concern discussed in Note 1), appearing in the Annual Report on Form 10-K of Acceptance Insurance Companies Inc. and subsidiaries for the year ended December 31, 2002.

/s/    Deloitte & Touche LLP

Omaha, Nebraska

April 9, 2003